Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR (612) 291-6115 or kelly.groehler@bestbuy.com	Charles Marentette, Senior Director of Investor Relations (612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Fourth-Quarter Earnings Per Diluted Share Rise 10% to $1.71

Company Expects a Fiscal 2009 EPS of $3.25 to $3.40, an Increase of Approximately 7%

Fourth-Quarter Performance Summary
(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	March 1, 2008	March 3, 2007
Revenue	$13,418	$12,899
Comparable store sales % change[1]	(0.2)%	5.9%
Gross profit as % of revenue	23.7%	24.1%
SG&A as % of revenue	15.2%	15.3%
Operating income as % of revenue	8.5%	8.8%
Net earnings	$737	$763
Diluted EPS	$1.71	$1.55

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. All comparable store sales percentage calculations reflect an equal number of weeks.

MINNEAPOLIS, April 2, 2008 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $737 million, or $1.71 per diluted share, for its fiscal fourth quarter ended on March 1, 2008. The leading consumer electronics retailer’s diluted earnings per share increased 10 percent, compared with $1.55 per diluted share, or $763 million, for the prior year’s fiscal fourth quarter, which had one extra week. The company estimates that its year-over-year diluted EPS growth was 14 percent after adjusting for

1

the extra week in the prior year’s period. The EPS growth was largely driven by the year-over-year reduction in the average number of shares outstanding plus a modest gain in operating income.

The company noted that the quarter’s operating results were in line with its mid-February guidance update, when, after a solid holiday shopping season, Best Buy reduced its expectations for fiscal 2008 earnings due to a slowdown in customer traffic. The diluted EPS was higher than the updated annual guidance range of $3.05 to $3.10 due primarily to a lower-than-expected effective income tax rate.

Fiscal 2008 Marks 10th Consecutive Year of Double-Digit Revenue Growth

•                  Annual revenue increased 11 percent to $40.0 billion versus the prior fiscal year, reflecting the net addition of 137 new stores and an annual comparable store sales gain of 2.9 percent. For the fiscal year, the comparable store sales gains for the domestic and international segments were 1.9 percent and 9.0 percent, respectively. Total online revenue grew more than 25 percent in the fiscal year.

•                  Operating income of $2.2 billion improved by 8 percent versus the prior fiscal year.

•                  Earnings per diluted share grew 12 percent to $3.12, compared with EPS of $2.79 for the prior fiscal year.

•                  Company estimates indicated that U.S. market share grew almost one percentage point to nearly 21 percent, reflecting the impact of new store openings and strength in key product categories such as notebooks, flat-panel TVs and video gaming.

•                  U.S. Best Buy stores accelerated their improvement in employee turnover in fiscal 2008. Employee turnover in U.S. Best Buy stores improved by 8 percentage points to 60 percent.

•                  U.S. Best Buy stores added the Dell brand to the computer assortment and ended the fiscal year with 357 Apple store-within-a-store locations, making it the only U.S. retailer offering all major computing brands. The company also finished the fiscal year with 181 Best Buy Mobile locations within its U.S. Best Buy stores. Best Buy Mobile, which the company is developing through its relationship with The Carphone Warehouse Group PLC (CPW), offers customers twice the assortment of mobile phones and is producing higher customer satisfaction scores (as compared to stores without the Best Buy Mobile experience).

•                  The international segment grew its annual revenue and operating income by 37 percent and 64 percent, respectively, due largely to revenue and operating income gains in Canada.

•                  Total share repurchases and dividends paid during the fiscal year totaled a company record of $3.7 billion. The company repurchased 75.6 million shares during the fiscal year, or 16 percent of the shares that were outstanding at the beginning of fiscal 2008.

“We accomplished a lot in a tough year,” said Brad Anderson, vice chairman and CEO of Best Buy. “As I look back, I view it as a pivotal year in terms of learning how to listen to the customer and engage our employees on their behalf. Given what we have begun to unlock internally with our people, and the limited extent to which the promise of technology has been fulfilled for customers, I see a rich set of growth opportunities ahead for us in the long term.”

Fourth-Quarter Results Reflect New Store Openings

For the fiscal 2008 fourth quarter, Best Buy’s revenue increased 4 percent to $13.4 billion, compared with revenue of $12.9 billion for the fourth quarter of fiscal 2007. The revenue increase reflected the net addition of 137 new stores in the past 12 months, which was partially offset by the loss of an extra week in the fiscal 2008 fourth quarter. Excluding the impact of the lost week, revenue grew 9 percent in the fiscal quarter. The comparable store sales decline of 0.2 percent reflected a decline in the domestic segment, coupled with growth in the smaller international segment. The decrease in the domestic segment was driven by lower traffic, which was partially offset by an increase in the average selling price as the company’s revenue mix continued to reflect a shift toward higher-ticket items, such as video gaming consoles, notebook computers, flat-panel TVs and GPS devices. The online channel continued to deliver solid performance with low-double-digit revenue growth in the fiscal fourth quarter.

The gross profit rate for the fourth quarter declined by 40 basis points, year-over-year, to 23.7 percent of revenue. Excluding the 15 basis points of benefit in the prior year due to gift card breakage (gift cards issued but not expected to be redeemed), the company had a 25-basis-point decline in the gross profit rate. The benefits of more efficient promotional costs were more than offset by higher revenue growth from lower-margin parts of the business, such as notebook computers, gaming consoles and international stores.

Best Buy’s SG&A expense rate improved by 10 basis points, year-over-year, to 15.2 percent of revenue for the fourth quarter. Expense rate improvements in the domestic segment were partially offset by investments to support and to grow the international segment. Although negatively impacted by the soft revenue growth environment, the domestic segment’s SG&A expense rate improved due to lower incentive compensation and changes in its store labor model.

The company reported investment and other income of $31 million, compared with $71 million in the prior year’s fourth quarter. Excluding the $20 million gain from the sale of its investment in Golf Galaxy in the prior year’s period, investment and other income decreased by $20 million, year-over-year. The change reflected lower average cash and investment balances, due to the company’s share repurchase activity.

The company’s effective income tax rate for the fourth quarter was 36.8 percent, versus 36.2 percent for the prior year’s period. The increase in the effective income tax rate was primarily due to lower tax-exempt interest income.

“In a year of ever-changing variables, the one constant, as always, was our employees’ execution. That’s the spine of everything we do as a company, and it always will be. We know the year ahead is going to be challenging, but we see that as an opportunity to leverage our strengths – and a chance to further demonstrate why Best Buy matters for customers,” said Brian Dunn, President and Chief Operating Officer. “You’ll see us get even sharper on the power of our brand in the year ahead. It is our growth story. It’s the story of our employees, the value they create when they are part of a customer’s shopping equation, and the standard of service we intend to hold ourselves to. Our investments flow directly from that story – here in the U.S. and around the world.”

Fiscal 2008 Share Repurchases Total 16 Percent of Outstanding Shares

As previously disclosed, on Feb. 21, 2008, the company received a final delivery of 7.6 million shares from Goldman, Sachs & Co., which marked the conclusion of the accelerated share repurchase (ASR) program initiated in June 2007. In total, Best Buy repurchased 65.8 million shares in fiscal 2008 through the ASR program. Including other repurchases of 9.8 million shares during the fiscal year, the company repurchased an aggregate of 75.6 million shares for $3.5 billion in fiscal 2008. The company has a remaining authorization of $2.5 billion for the repurchase of its common stock with no stated expiration date.

On Jan. 30, 2008, the company paid a dividend of 13 cents per share, or $56 million in the aggregate, which was a 30-percent increase compared with the dividend per share paid in the prior year’s fourth quarter.

Investments in Auction-Rate Securities

At March 1, 2008, Best Buy held $417 million (par value) of investments in auction-rate securities, the vast majority of which are AAA/Aaa-rated and collateralized by student loans guaranteed 95 percent to 100 percent by the U.S. government.

In mid-February 2008, market auctions, including substantially all of the company’s auction-rate securities portfolio, began to fail due to insufficient buyers.  As a result of the persistent failed auctions, and the uncertainty of when these investments could be successfully liquidated at par, the company reclassified all of its investments in auction-rate securities to non-current assets within equity and other investments in its unaudited condensed consolidated balance sheet at March 1, 2008.

Best Buy continues to evaluate whether these investments are appropriately valued at par and will conclude its analysis prior to filing its Annual Report on Form 10-K for fiscal 2008, which will be no later than April 30, 2008. If any of the company’s auction-rate securities are deemed to be temporarily impaired, the valuation for that security will be reduced, and the reduction will not impact earnings, but be reflected in accumulated other comprehensive income, a component of shareholders’ equity.

The company continues to believe that it will ultimately recover all amounts invested in these securities given their high credit quality. Management does not believe the current illiquidity of these investments will have a material impact on Best Buy’s ability to execute its business plans as described below in the outlook for fiscal 2009.  Excluding investments in auction-rate securities, the company had $1.4 billion in cash and cash equivalents and $2.4 billion available under its unsecured revolving credit agreement at March 1, 2008.

Company Establishes Annual EPS Outlook of $3.25 to $3.40 for Fiscal 2009

Jim Muehlbauer, enterprise CFO (interim), said, “We delivered solid results and grew our market share in a volatile year. As we consider the macro-economic pressures on the consumer and evaluate the industry business trends, we believe it is prudent to plan for a soft consumer environment in the near-term. Given the current environment, we expect that growth in the second half of the year will more than offset modest declines in the first half. We are focusing our investments to quicken our progress in transforming the customer experience in key opportunity areas—like in Best Buy Mobile and in our international segment. We believe our plans strike the right balance of continuing to invest for future growth while still delivering earnings growth in the short-term.”

The company estimates annual earnings per diluted share of $3.25 to $3.40 for fiscal 2009, which ends on Feb. 28, 2009. Its initial earnings guidance represents an average increase of 7%, year-over-year. The company’s earnings guidance for the year includes the following key assumptions:

•                  Revenue of $43 billion to $44 billion, including an estimated comparable store sales gain of 1 percent to 3 percent for the year. The company expects the comparable store sales gain in the international segment to exceed the domestic segment’s comparable store sales gain for fiscal 2009.

•                  Revenue growth of 9 percent from new store openings and comparable store sales gains from notebook computers, GPS devices, video-gaming, home theater and mobile phones. These gains are expected to be partially offset by comparable store sales declines in music and DVDs.

•                  An unchanged gross profit rate, year-over-year. The company expects mix benefits from revenue growth in mobile phones, GPS devices and services to offset the negative mix from continued growth in notebook computers and video-gaming. The company also pointed to opportunities to improve promotional effectiveness in order to support the gross profit rate in fiscal 2009.

•                  A 30- to 40-basis-point deterioration in the SG&A rate due to slower revenue growth combined with continued investment in strategic growth platforms (including Best Buy Mobile and international expansion).

•                  An increase in the company’s effective tax rate to a range of 37.5 percent to 38 percent, due primarily to a reduced tax benefit from foreign operations and lower tax-exempt interest income.

In addition, the company provided its capital expenditures guidance for fiscal 2009 of approximately $1.1 billion, up from approximately $800 million in fiscal 2008. The estimate includes increased investments in new store openings, Best Buy Mobile, and information technology and supply chain infrastructure to support domestic and international growth. The company previously reported that it anticipates opening approximately 140 new stores globally during fiscal 2009.

“Our first priority continues to be investments in our core business and adjacent businesses to fuel our growth. Our current plans show strong cash flow for fiscal 2009, so for the purposes of providing earnings guidance we have assumed $800 million of share repurchases.  As always, we continue to evaluate market conditions and high-return investment alternatives—and our capital allocation decisions will continue to be aimed at growing the company and driving shareholder value,” said Muehlbauer.

Solid SG&A Performance in Domestic Segment Helps Offset Slower Traffic

Domestic Performance Summary
(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	March 1, 2008	March 3, 2007 (As Adjusted1)	March 1, 2008	March 3, 2007 (As Adjusted1)
Revenue	$11,184	$11,084	$33,328	$31,031
Comparable store sales % change[2]	(0.9)%	4.8%	1.9%	4.1%
Gross profit as % of revenue	24.2%	24.6%	24.5%	24.8%
SG&A as % of revenue	14.9%	15.1%	18.5%	18.7%
Operating income	$1,042	$1,047	$1,999	$1,900
Operating income as % of revenue	9.3%	9.4%	6.0%	6.1%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. All comparable store sales percentage calculations reflect an equal number of weeks.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Best Buy Mobile, U.S. Geek Squad, Magnolia Audio Video, Pacific Sales and Speakeasy operations—reported fourth-quarter operating income of $1,042 million, a decrease of $5 million, as compared with the prior year’s 14-week period. The 10-basis-point operating income rate decline reflected a mix-driven decline in the gross profit rate, which was nearly offset by an SG&A rate improvement. Lower incentive compensation and the benefit of previous changes to the store labor model helped generate 20 basis points of SG&A leverage in an environment of lower revenue growth.

Domestic revenue increased 1 percent, driven by the net addition of 98 new stores. The revenue from new stores was partially offset by the loss of a week versus the prior year’s quarter and a comparable store sales decline of 0.9 percent. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $78 million during the quarter, an increase of 1.5 percent over the prior year’s fiscal fourth quarter, driven by five store openings in the past 12 months.

Best Buy finished the fiscal fourth quarter with an enhanced mobile phone experience, branded Best Buy Mobile, in 181 U.S. Best Buy locations and at nine stand-alone locations. The company has stated that it intends to remodel the majority of its U.S. Best Buy stores within the next 18 months to add the Best Buy Mobile experience, which includes three national carriers, more than 80 handsets and improved services. The decision to expand was based on early positive results and the company’s expectation for market share gains within the mobile business in the United States. The company has plans to continue testing the stand-alone model and to evaluate future store opening plans.

International Segment Delivers Strong Revenue and Operating Income Growth

International Performance Summary
(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	March 1, 2008	March 3, 2007 (As Adjusted1)	March 1, 2008	March 3, 2007 (As Adjusted1)
Revenue	$2,234	$1,815	$6,695	$4,903
Comparable store sales % gain[2]	3.4%	14.0%	9.0%	11.7%
Gross profit as % of revenue	20.9%	21.0%	20.7%	21.6%
SG&A as % of revenue	16.4%	16.2%	18.3%	19.6%
Operating income	$101	$89	$162	$99
Operating income as % of revenue	4.5%	4.9%	2.4%	2.0%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. All comparable store sales percentage calculations reflect an equal number of weeks.

The company’s international segment—comprised of Best Buy and Geek Squad operations in Canada and China, Five Star operations in China and Future Shop operations in Canada—generated fourth-quarter operating income of $101 million, compared with operating income of $89 million in the prior year’s period. The 40-basis-point decline in the operating income rate was driven by investments for further international expansion, which more than offset a modest rate improvement in Canada. Investment spending for continued international growth included investments in information technology (e.g., new integrated financial systems), customer analytic capabilities, new store openings and start-up expenses to launch stores in Mexico and Turkey.

International fiscal fourth-quarter revenue rose 23 percent to $2.2 billion. The fourth-quarter revenue increase was driven primarily by a favorable foreign currency exchange rate, the net addition of 39 new stores and a comparable store sales gain of 3.4 percent. The revenue growth was partially offset by the loss of a week versus the prior year’s quarter. In Canada, the 3.6-percent comparable store sales gain reflected strong consumer interest in video gaming hardware, flat-panel TVs, GPS devices and notebook computers at both Future Shop and Best Buy stores. Similar to the U.S. business, the Canadian business experienced a consumer slow down starting in mid-January, following a solid holiday shopping season.

Revenue from retail operations in China grew 33 percent to approximately $350 million for the fourth quarter. The revenue growth included the impact of new store openings, a favorable foreign currency exchange rate and a comparable store sales gain of 2.1 percent. (The company reports results from its operations in China on a two-month lag basis.)

 “Led by Canada, our international business achieved strong increases in annual revenue and operating income, even as we paved the way for entering two new countries,” said Bob Willett, CEO of Best Buy International and CIO. “Our earnings growth in the coming year will be muted by further investments in infrastructure for continued international growth. We believe that these investments are well placed because a larger international business over time should enable faster growth, improved diversification, reduced risk, and improved access to global best practices (as evidenced by our relationship with CPW in Europe and the U.S.). Accelerating our international growth is key to our long-term strategy. Moreover, our work on the business model in China is very promising, and we see a path toward a higher profitability rate there, similar to our journey in Canada.”

Company Growth Led by Sales of Video Gaming, Notebooks, Flat-Panel TVs and GPS

	Revenue Mix Summary		Comparable Store Sales
Revenue Category	Three Months Ended		Three Months Ended
	March 1, 2008	March 3, 2007	March 1, 2008	March 3, 2007
Consumer Electronics	42%	44%	(4.6)%	7.8%
Home Office	26%	25%	5.5%	0.3%
Entertainment Software	21%	20%	2.2%	8.9%
Appliances	5%	5%	(2.9)%	1.4%
Services[1]	5%	5%	3.9%	5.5%
Other[2]	1%	1%	n/a	n/a
Total	100%	100%	(0.2)%	5.9%

1 Services consists primarily of commissions from the sale of extended service contracts; revenue from computer-related services; product repair revenue; and delivery and installation revenue derived from home theater, mobile audio and appliances.

2 Other includes revenue, such as fees received from cardholder account activations, that is recognized over time, resulting in revenue recognition that is not indicative of sales activity in the current period. Other also includes gift card breakage. These revenue types are excluded from our comparable store sales calculation. Finally, Other includes revenue from the sale of products that are not related to our core offerings. For these reasons, we do not provide a comparable store sales metric for this revenue category.

During the fourth quarter of fiscal 2008, Best Buy’s comparable store sales declined modestly as higher revenue from video gaming, notebook computers, flat-panel TVs and GPS products were more than offset by declines in projection and tube TVs, MP3 devices, DVDs and CDs.

Consumer electronics, which represented 42 percent of fourth-quarter revenue, declined 4.6 percent on a comparable store sales basis. Within consumer electronics, a low-double-digit comparable store sales increase in flat-panel TVs and a triple-digit increase in GPS products led the revenue category. More than offsetting these gains were declines in projection and tube televisions and MP3 devices.

The home office revenue category accounted for 26 percent of fourth-quarter revenue and had a 5.5-percent comparable store sales gain. A double-digit comparable store sales increase for notebook computers fueled the growth as customers continued to opt for mobility and responded to the expanded assortments. The gain from notebook computers was partially offset by a comparable store sales decline for printers, desktop computers and monitors.

The entertainment software revenue category, which comprised 21 percent of fourth-quarter revenue, increased 2.2 percent on a comparable store sales basis. A double-digit gain in comparable store sales of video gaming software and hardware, which was constrained by an industry-wide hardware inventory shortage, was partially offset by comparable store sales declines for DVDs and CDs.

The appliances revenue category, which totaled 5 percent of fourth-quarter revenue, had a comparable store sales decline of 2.9 percent for the quarter. This decline was driven by a mid-single-digit decline in the domestic segment due to a challenging industry-wide environment. Partially offsetting this decline was a mid-single-digit gain in the international segment, where appliances represent a larger percentage of the business (primarily in China).

The services revenue category accounted for 5 percent of fourth-quarter revenue. On a comparable store sales basis, the services category increased 3.9 percent. A solid double-digit gain in repair revenue plus a low double-digit gain in computer services drove the comparable store sales increase. These results were offset partially by single-digit declines in commissions from the sale of extended service contracts and home theater services.

The other revenue category consists of fees from credit card and related programs, which are provided by an outside financial institution, and revenue principally from the sales of products unrelated to the core business, such as food and beverages.

During the fourth quarter, the company opened six U.S. Best Buy stores, including two of its 45,000-square-foot stores, three of its 30,000-square-foot stores, and one of its 20,000-square-foot stores. At the end of the fourth quarter, the domestic segment included 923 Best Buy stores, nine Best Buy Mobile stand-alone stores, seven Geek Squad stand-alone stores, 13 Magnolia Audio Video stores and 19 Pacific Sales showrooms. The international segment included 160 Five Star stores and one Best Buy store in China, and 131 Future Shop stores and 51 Best Buy stores in Canada. For the fiscal year, the company opened 155 new stores and closed 18 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on April 2, 2008. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Mar. 1, 2008	Mar. 3, 2007	Mar. 1, 2008	Mar. 3, 2007
Revenue	$13,418	$12,899	$40,023	$35,934
Cost of goods sold	10,240	9,792	30,477	27,165
Gross profit	3,178	3,107	9,546	8,769
Gross profit %	23.7%	24.1%	23.9%	24.4%
Selling, general and administrative expenses	2,035	1,971	7,385	6,770
SG&A %	15.2%	15.3%	18.5%	18.8%
Operating income	1,143	1,136	2,161	1,999
Operating income %	8.5%	8.8%	5.4%	5.6%
Other income (expense)
Investment income and other	31	71	129	162
Interest expense	(9)	(8)	(62)	(31)
Earnings before income tax expense and minority interest	1,165	1,199	2,228	2,130
Income tax expense	429	435	815	752
Effective tax rate	36.8%	36.2%	36.6%	35.3%
Minority interest	1	(1)	(3)	(1)
Equity in loss of affiliates	—	—	(3)	—
Net earnings	$737	$763	$1,407	$1,377

Earnings per share
Basic	$1.76	$1.59	$3.20	$2.86
Diluted[1]	$1.71	$1.55	$3.12	$2.79

Dividends declared per common share	$0.13	$0.10	$0.46	$0.36

Weighted average common shares outstanding (in millions)
Basic	418.2	481.0	439.9	482.1
Diluted[1]	431.4	494.6	452.9	496.2

1                    The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 and $1.7 for the three months ended March 1, 2008, and March 3, 2007, respectively, and $5.8 and $6.8 for the 12 months ended March 1, 2008, and March 3, 2007, respectively.

–Balance Sheets Follow –

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited)

	Mar. 1,	Mar. 3,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$1,438	$1,205
Short-term investments	64	2,588
Receivables	549	548
Merchandise inventories	4,708	4,028
Other current assets	583	712
Total current assets	7,342	9,081
Net property & equipment	3,306	2,938
Goodwill	1,088	919
Tradenames	97	81
Equity and other investments	605	338
Other assets	320	213
TOTAL ASSETS	$12,758	$13,570

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,297	$3,934
Accrued liabilities	2,283	2,307
Short-term debt	156	41
Current portion of long-term debt	33	19
Total current liabilities	6,769	6,301
Long-term liabilities	838	443
Long-term debt	627	590
Minority interests	40	35
Shareholders’ equity	4,484	6,201
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$12,758	$13,570

Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on previously reported total assets, liabilities or shareholders’ equity.

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